EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 ALLWASTE, INC.

         Allwaste, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. That subparagraph (A) in Article SIXTH of the Amended and Restarted Certificate of Incorporation of this corporation is amended in its entirety to read as follows:

         A. NUMBER, ELECTION AND TERMS. The number of members of the Board of Directors will be fixed form time to time by the Board of Directors, but in no event may there be less than nine (9) nor greater than (15) directors. The directors shall be divided into three classes, each consisting as nearly as may be, of one-third of the whole number of the Board. At each Annual Meeting of Stockholders, directors elected to succeed those directors whose term expires shall be elected for a term of office expiring at the third Annual Meeting of Stockholders after their election.

         2. That said amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and the terms and conditions of Article SIXTH of the Amended and Restated Certificate of Incorporation, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least 66-2/3% of the outstanding capital stock entitled to vote.

         IN WITNESS WHEREOF, Allwaste, Inc. has caused this Certificate of Amendment to be signed by the undersigned officer and attested by its Secretary this 20th day of January, 1995.

ALLWASTE, INC.

By: /S/ ROBERT M.CHISTE
        Robert M. Chiste
        President and Chief Executive Officer

ATTEST:

By: /S/ WILLIAM L. FIEDLER
        William L. Fiedler
        Secretary